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 SEC 1473 Potential persons who are to respond to the collection of information (02-02) contained in this form are not required to respond unless the form displays a currently valid OMB control number.
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 |Form 3 |                                                    OMB APPROVAL
 ---------                                                OMB Number: 3235-0104
     UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                   Washington, DC 20549                Expires: January 31, 2005

       INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF     Estimated average burden
                        SECURITIES                      hours per response...0.5

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
     Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

 (Print or Type Responses)
|=============================|=====================|=====================================|
|1.                           | 2.                  | 4.                                  |
|Name and Address of          | Date of Event       | Issuer Name and Tickler or Trading  |
|Reporting Person*            | Requiring Statement | Symbol                              |
|                             | (Month/Day/Year)    |                                     |
| Visel      Paul             |                     |    Treasury International, Inc.     |
|-----------------------------|                     |                                     |
|(Last)     (First)   (Middle)|   June 28, 2001     | Trading Symbol:  TRUY:OB            |
|                             |                     |                                     |
|419 Jay Vee Lane             |                     |                                     |
|-----------------------------|=====================|=====================================|======================|
|       (Street)              | 3.                  | 5.                                  | 6. If Amendment,     |
|                             | I.R.S.Identification| Relationship of Reporting Person(s) |    Date of Original  |
|Kingsville    Texas   78363  | Number of Reporting |  to Issuer                          |    Original          |
|-----------------------------| Person, if an entity| (Check all applicable)              |    (Month/Day/Year)  |
|  (City)     (State)  (Zip)  | (voluntary)         |                                     |                      |
|                             |                     |  X  Director           10% Owner    |                      |
|                             |                     | ---                ---              |                      |
|                             |                     |                                     |======================|
|                             |                     |     Officer (give      Other (speci-| 7. Individual or     |
|                             |                     | ---  title below)  ---     fy below)|    Joint/Group Filing|
|                             |                     |                                     |    (Check Applicable |
|                             |                     |                                     |     Line)            |
|                             |                     |                                     |                      |
|                             |                     |                                     |  X  Form filed by One|
|                             |                     |                                     | --- Reporting Person |
|                             |                     |                                     |                      |
|                             |                     |                                     |     Form filed  by   |
|                             |                     |                                     | --- More than One    |
|                             |                     |                                     |     Reporting Person |
|                             |                     |                                     |                      |
|                             |                     |                                     |                      |
|================================================================================================================|
|            Table I -- Non-Derivative Securities Beneficially Owned                                             |
|========================|=====================|=====================================|===========================|
|1.                      |2.                   |3.                                   |4.                         |
|Title of Security       |Amount of Securities |Ownership Form: Direct (D) or        |Nature of Indirect         |
|(Instr. 4)              |Beneficially Owned   |Indirect (I)                         |Beneficial Ownership       |
|                        |(Instr. 4)           |(Instr. 5)                           |(Instr. 5)                 |
|                        |                     |                                     |                           |
|========================|=====================|=====================================|===========================|
|Common Stock            |      1,400,000      |               D                     |                           |
|========================|=====================|=====================================|===========================|
|                        |                     |                                     |                           |
|========================|=====================|=====================================|===========================|
|                        |                     |                                     |                           |
|========================|=====================|=====================================|===========================|

===============================================================================================================
|        Table II -- Derivative  Securities  Beneficially  Owned (e.g., puts,                                 |
|          calls, warrants, options, convertible securities)                                                  |
|==========|================|========================|=========|==================|===========================|
|1.        |2.              |3.                      |4.       |5.                |6.                         |
|Title of  |Date Exer-      |Title and Amount of     |Conver-  |Ownership         |Nature of Indirect         |
|Derivative|cisable and     |Securities Underlying   |sion or  |                  |Beneficial Ownership       |
|Security  |Expiration      |Derivative Security     |Exercise |Form of           |(Instr. 5)                 |
|(Instr. 4)|Date            |(Instr. 4)              |Price of |Derivative        |                           |
|          |(Month/Day/Year)|                        |Deri-    |Securities:       |                           |
|          |                |                        |vative   |                  |                           |
|          |                |                        |Security |Direct (D)        |                           |
|          |                |                        |         |or                |                           |
|          |                |                        |         |Indirect (I)      |                           |
|          |                |                        |         |                  |                           |
|          |                |                        |         |(Instr. 5)        |                           |
|          |                |                        |         |                  |                           |
|==========|=======|========|===============|========|         |                  |                           |
|          |Date   |Expira- |   Title       |Amont   |         |                  |                           |
|          |Exer-  |tion    |               |or      |         |                  |                           |
|          |cisable|Date    |               |Number  |         |                  |                           |
|          |       |        |               |of      |         |                  |                           |
|          |       |        |               |Shares  |         |                  |                           |
|==========|=======|========|===============|========|=========|==================|===========================|
|          |       |        |               |        |         |                  |                           |
|==========|=======|========|===============|========|=========|==================|===========================|
|          |       |        |               |        |         |                  |                           |
|==========|=======|========|===============|========|=========|==================|===========================|
|          |       |        |               |        |         |                  |                           |
|==========|=======|========|===============|========|=========|==================|===========================|
|          |       |        |               |        |         |                  |                           |
|==========|=======|========|===============|========|=========|==================|===========================|
|          |       |        |               |        |         |                  |                           |
|==========|=======|========|===============|========|=========|==================|===========================|

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

Explanation of Responses:





                      /s/ Paul Visel                           March 21, 2003
                      ---------------------------------------  -----------------
                      Signature of Reporting Person            Date
                      Paul Visel


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